EXHIBIT B
                             CONVERTIBLE DEBENTURE
                             ---------------------

$  220,000.00                                          Los Angeles, California
                                   ,  199
     FOR VALUE RECEIVED, the undersigned, PENN OCTANE CORPORATION, a Delaware corporation, its successors and assigns ("POC"), promises to pay to ZIMMERMAN HOLDINGS INCORPORATED, a California corporation, its successors and assigns ("ZHI"), the principal sum of Two Hundred Twenty Thousand Dollars ($220,000.00), together with interest from and after the date hereof on said principal balance as shall from time to time remain unpaid at the rate of eight and one quarter percent (8.25%) per annum, in the manner hereinafter set forth. The principal sum shall be due and payable on the business day which is twelve months from the date hereof (the "Maturity Date"), or, in the event the Maturity Date shall fall on a Saturday, Sunday or holiday, on the last business day immediately preceding the Maturity Date, at which time all principal and interest outstanding shall be due and payable. Interest on this Convertible Debenture shall be calculated on the basis of a 365-day year for the actual number of days elapsed in any portion of a month for which interest may be due.
     This Convertible Debenture is the "Convertible Debenture" referred to in that certain Purchase Agreement, of even date herewith, among Wilson Technologies Incorporated, a California corporation ("Wilson"), a wholly-owned subsidiary of ZHI, and ZHI, on the one hand, and Wilson Acquisition Corporation, a Delaware corporation, a wholly-owned subsidiary of POC, and POC, on the other hand (the "Purchase Agreement"). Capitalized terms used herein and not otherwise defined herein which are defined in the Purchase
Agreement shall have the same meaning herein as set forth in the Purchase Agreement.


     19

                                   ARTICLE I
                               CONVERSION RIGHT
     1.01           Conversion Right.  Subject to and upon compliance with the
                    ----------------
provisions of this Article I, ZHI shall have the right, at its option, upon written notice to POC not later than two (2) business days prior to the Maturity Date, to convert, at the Maturity Date, the principal amount of this Convertible Debenture into restricted Common Stock (as defined in Section 1.04 below) of POC, at a conversion price per share equal to eighty percent (80%) of the average market price per share quoted by NASDAQ for the twenty (20) trading days immediately preceding the date of conversion, upon surrender of this Convertible Debenture. For purposes of this paragraph, market price per share of POC Common Stock for any day shall mean the average of the bid and asked prices for such day.
     1.02    Issuance of Common Stock.  As soon as practicable after surrender
             ------------------------
of this Convertible Debenture for conversion, as provided herein, POC shall deliver to ZHI certificates representing the restricted Common Stock of POC into which this Convertible Debenture has been converted. Such conversion shall be deemed to have been made at the close of business on the Maturity Date, so that all rights of ZHI under the Convertible Debenture shall cease at such time, and ZHI shall be treated for all purposes as having become the record holder of such Common Stock at such time.
     1.03  Reserves.  POC covenants that it will at all times reserve and keep
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available,  free  from  preemptive  rights, out of its authorized but unissued
Common  Stock,  shares  sufficient  to  satisfy  the  conversion  obligations
hereunder.    POC  covenants that all shares of Common Stock which shall be so issuable  shall,  upon  issuance,  be  duly and validly issued, fully paid and
non-assessable.    POC  shall from time-to-time, in accordance with applicable law, increase the authorized amount of Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient  to  permit  the  conversion  hereunder.
     1.04    Common  Stock.  Whenever reference is made herein to the issue of
             -------------
Common Stock, the term "Common Stock" shall include only shares of the class designated Common Stock, $.01 par value, of POC as of the date hereof, which shall have registration rights, but which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of POC and which are not subject to redemption by POC.
     1.05    Registration  Rights.    Any  Common Stock of POC acquired by ZHI
             --------------------
pursuant to this Convertible Debenture shall be subject to the registration rights set forth below:
          (a) If POC shall determine to register any of its securities (other than a Form S-8 or other form suitable for employee benefit plans) either for its own account or the account of any investor who holds registrable securities or to whom registration rights have been conferred by POC (hereinafter "Holders"), POC shall:
               (i)          promptly  give  ZHI  written  notice thereof; and,
               (ii) include in such registration (and in any related qualification under blue sky laws, the securities laws of any state where the securities are to be issued, or any other compliance), and in any underwriting involved therein, all of the securities specified in a written request made by ZHI to POC within twenty (20) days after the written notice from POC described in clause (i) above (the "Registerable Securities").
          (b) If the registration of which POC gives notice is for a registered public offering involving an underwriter, POC shall so advise ZHI as part of the written notice given pursuant to Section 1.05(a)(i) above.
          (c) All registration expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 1.05 shall be borne by POC; provided, however, that ZHI shall bear its own legal and accounting fees and costs and any underwriting discounts or commissions incurred in connection with the sale of its shares of POC.

          (d)     In the case of registration effected by POC pursuant to this
Section 1.05, POC shall keep ZHI advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, POC shall use its best efforts to:
               (i) Keep registration effective for a period of one hundred twenty (120) days or until ZHI has completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that such 120-day period shall be extended for a period of time equal to the period ZHI refrains from selling any securities included in such registration at the request of an underwriter of POC;
               (ii) Prepare and file with the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act of 1933 (the "Commission") such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder (the "Securities Act"), with respect to the disposition of all securities covered by such registration statement;
               (iii) Furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as ZHI may from time to time request;
               (iv) Notify ZHI at any time when a prospectus relating to the Registerable Securities is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and at the request of any such seller, prepare and furnish such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;
               (v) Cause such Registerable Securities registered pursuant to this Section 1.05 to be listed on each securities exchange on which similar securities issued by POC are then listed;
               (vi) Provide a transfer agent and registrar for all Registerable Securities registered pursuant hereto not later than the effective date of such registration; and

               (vii) Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than 18 months, beginning with the first month after the effective date of a registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.
          (e) POC will indemnify ZHI, each of its officers, directors and partners, legal counsel and accountants and each person controlling ZHI within the meaning of Section 15 of the Securities Act and Section 13 of the Exchange Act, with respect to which registration, qualification or compliance has been effected pursuant hereunder, and each underwriter, if any, and each person who controls, within the meaning of Section 15 of the Securities Act and Section 13 of the Exchange Act, any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by POC of the Securities Act or any rule or regulation thereunder applicable to POC and relating to action or inaction required by POC in connection with any such registration, qualification or compliance, and will reimburse ZHI, each of its officers, directors, partners, legal counsel and accountants and each person controlling ZHI, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action.
          ZHI shall give notice to POC, under this section, promptly after ZHI has actual knowledge of any claim as to which indemnity might be sought, and shall permit POC to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for POC, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by ZHI (whose approval shall not be unreasonably withheld), and ZHI may participate in such defense at ZHI's expense, and provided further that the failure of ZHI to give notice as provided herein shall not relieve POC of its obligations under this Section 1.05(e), to the extent such failure is not prejudicial. POC shall not, in the defense of any such claim or litigation, except with the consent of ZHI, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to ZHI of a release from all liability in respect to such claim or litigation. ZHI shall furnish such information regarding itself or the claim in question as POC may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.
          If the indemnification provided for in this Section 1.05(e) is held by a court of competent jurisdiction to be unavailable to ZHI with respect to any loss, liability, claim, damage or expense referred to therein, then POC, in lieu of indemnifying ZHI hereunder, shall contribute to the amount paid or payable by ZHI as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of POC on the one hand and of ZHI on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of POC and ZHI shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by POC or by ZHI and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
          Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with any underwritten public offering are in conflict with the foregoing, the provisions in the underwriting agreement shall control.
          (f) With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of restricted securities to the public without registration, POC, so long as Wilson, ZHI, William R. Zimmerman ("Zimmerman") or any affiliate thereof owns any POC Common Stock acquired pursuant to this Convertible Debenture, agrees to use its reasonable best efforts to:
               (i) make and keep public information, as those terms are understood and defined in Rule 144 as promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission ("Rule 144"), at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by POC for an offering of its securities to the general public;
               (ii) file with the Commission in a timely manner all reports and other documents required of POC under the Securities Act and the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder (the "Exchange Act"), at any time after it has become subject to such reporting requirements; and,
               (iii) so long as ZHI owns any Common Stock of POC acquired pursuant to this Agreement, furnish to ZHI forthwith upon written request a written statement by POC as to its compliance with the reporting requirements of Rule 144 (at any time from ninety (90) days following the effective date of the first registration statement filed by POC for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of POC, and such other reports and documents so filed as ZHI may reasonably request in availing itself of any rule or regulation of the Commission allowing ZHI to sell any such securities without registration.
          (g) POC shall not limit the number of Registerable Securities to be included in a registration pursuant to this Section 1.05 in order to include in the offering any of the following:
               (i) shares held by stockholders with no registration rights;
               (ii) founder's stock or any other shares of stock issued to employees, officers, directors or consultants pursuant to any POC employee stock option plan; or,
               (iii)securities registered for POC=s own account unless POC determines in good faith based upon the advice of its underwriter that an offering of Registerable Securities in conjunction with securities registered for POC's own account is not feasible or impracticable and will not be successful in the marketplace.

          (h) ZHI's rights under this Section 1.05 shall expire upon the earlier to occur of the following:
               (i) expiration of the applicable holding periods restricting the resale of POC Common Stock set forth in Rule 144; and
               (ii) the occurrence of two (2) registrations effected by POC after the last issuance of POC Common Stock hereunder.
          (i) Any share certificates delivered pursuant hereto shall bear appropriate legends.
                                  ARTICLE II
                               PREPAYMENT RIGHT
     2.01         Prepayment Right.  POC shall have the right, without premium
                  ----------------
or penalty, to prepay any or all of this Convertible Debenture on any date prior to the Maturity Date upon five (5) business days written notice to ZHI and upon payment of any or all of the principal amount and accrued interest, if any, then outstanding on this Convertible Debenture, in either shares or cash, at the option of ZHI. If a partial prepayment is made, such payment shall be allocated first to interest accrued but unpaid, and thereafter to principal either in direct order of maturity or inverse order of maturity as POC may elect at the time such prepayment is made.
     2.02       Conversion Option on Prepayment.  In the event that POC elects
                -------------------------------
to prepay any or all of this Convertible Debenture prior to the Maturity Date, POC shall provide ZHI with no less than five (5) business days written notice prior to prepayment of this Convertible Debenture which notice shall state POC's intention prepay the full principal amount of this Convertible Debenture, or any portion thereof, and the date on which such prepayment shall
be  made  (the  "Prepayment  Date").   ZHI shall have the option to notify POC
prior  to  the  Prepayment  Date  of  ZHI's election to receive fully paid and non-assessable shares of Common Stock of POC, in an amount equal to the product of the amount of principal POC elects to prepay multiplied by eighty percent (80%) of the market price per share quoted by NASDAQ on the Prepayment Date, as payment of the unpaid principal amount, in lieu of cash on prepayment of this Convertible Debenture.
                                  ARTICLE III
                               COVENANTS OF POC
     3.01    Manner of Payment.  Except as set forth herein, all payments made
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on  account  of the indebtedness evidenced by this Convertible Debenture shall be made in currency and coin of the United States of America which shall be legal tender for the public and private debts at the time of payment.
     3.02  Place of Payment.  Payments are to be made at such place as ZHI may
           ----------------
from  time  to  time  in  writing  designate.
                                  ARTICLE IV
                         REMEDIES IN EVENT OF DEFAULT
     4.01    Event  of  Default.    The following shall constitute an event of
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default  under  this  Convertible  Debenture  (an  "Event  of  Default"):
          (a) Non-payment of interest or principal on this Convertible Debenture within five (5) business days after the due date thereof in accordance with the terms hereof; or,
          (b) In the event that: (i) POC shall file a voluntary petition in bankruptcy or for arrangement, reorganization or other relief under the Bankruptcy Code of 1978, as amended (the "Bankruptcy Code"), or any similar law, state or federal, now or hereafter in effect; (ii) POC shall file an answer or other pleading in any proceeding admitting insolvency, bankruptcy, or inability to pay its debts as they mature or shall make an assignment for the benefit of creditors; (iii) within sixty (60) days after the filing against POC of any involuntary proceeding under the Bankruptcy Code or similar law, state or federal, now or hereafter in effect, such proceedings shall not have been dismissed or stayed; (iv) any order appointing a custodian, receiver, trustee or liquidator of POC with respect to all or a major part of its property is not stayed or vacated within sixty (60) days following the entry thereof.
     4.02    Acceleration.    At  any time after the occurrence of an Event of
             ------------
Default, at the election of ZHI and upon written notice to POC, the principal balance remaining unpaid hereon, together with accrued interest thereon, shall become at once due and payable.

                                   ARTICLE V
                                 MISCELLANEOUS
     5.01        Voting. ZHI, as a holder of this Convertible Debenture, shall
                 ------
not be entitled to vote or receive dividends or be considered a shareholder of POC for any purposes, nor shall anything in this Convertible Debenture be construed to confer on ZHI, as holder of this Convertible Debenture, any rights of a shareholder of POC or any right to vote, to give or withhold consent to any corporate action, to receive notice of meetings of shareholders, to receive dividends or subscription rights or otherwise.
     5.02          Investment  Representations.
                   ---------------------------
          (a) ZHI is familiar with the business and financial condition, properties, operations and prospects of POC;
          (b) ZHI has been given full access to all material information concerning the condition, properties, operations and prospects of POC. ZHI and its advisors have had an opportunity to ask questions of, and to receive information from, POC and persons acting on its behalf concerning the terms and conditions of ZHI's receipt of POC Common Stock, and to obtain any additional information necessary to verify the accuracy of the information and data received by ZHI. ZHI is satisfied that there is no material information concerning the condition, properties, operations and prospects of POC of which ZHI is unaware; and,

          (c) ZHI has made, either alone or together with its advisors, such independent investigation of POC, its management and related matters as ZHI deems to be, or ZHI's advisors have advised to be, necessary or advisable in connection with its receipt of POC Common Stock; and ZHI and its advisors have received all information and data which ZHI and its advisors believe to be necessary in order to reach in informed decision as to the advisability of receiving POC Common Stock; and
          (d) ZHI is acquiring this Convertible Debenture for investment purposes for its own account and not with a view towards distribution, and shall not dispose of any POC Common Stock except in compliance with applicable securities laws.
     5.03            Transfer.    Title to this Convertible Debenture shall be
                     --------
transferrable  by  ZHI,  at the sole and absolute discretion of ZHI, upon five
(5) business days written notice to POC of such intent to transfer; provided, however, that in the event ZHI assigns this Convertible Debenture to an individual or entity other than an affiliate of ZHI, such entity or individual shall have no conversion right under Article I hereof or any right to receive POC Common Stock upon prepayment under Section 2.01 hereof. Under such circumstances, POC shall have the option to convert the principal and any interest outstanding into its common stock pursuant to Article I hereof or
Section  2.01  hereof,  as  the  case  may  be.
     5.04        Attorneys' Fees.  If any legal action or arbitration or other
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proceeding  is  brought  for  enforcement  of  this  Convertible Debenture, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Convertible Debenture, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other relief to which it may be entitled.
     5.05           Interpretation.  Wherever possible, each provision of this
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Convertible Debenture shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Convertible Debenture shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of
this  Convertible  Debenture.    No delay or failure on the part of ZHI in the
exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by ZHI of any right or remedy preclude any other right or remedy.
     5.06            Amendment.  This Convertible Debenture may not be changed
                     ---------
orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
     5.07   Governing Law.  POC agrees that this Convertible Debenture and the
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rights  and  obligations  of  all  parties  hereunder shall be governed by and construed  under  the  substantive  laws  of  the  State  of  California.
     5.08     Late Charge.  Any payment hereunder which is not paid on the due
              -----------
date thereof and which shall remain unpaid after ten (10) business days written notice by ZHI to POC shall bear a late charge equal to five percent (5%) of the amount of the payment which is not paid when due. POC acknowledges that this late charge represents fair compensation for any loss which would be sustained by ZHI for administrative expenses and cost of money wrongfully withheld by POC. Such late charge shall be paid with the payment with respect to which it is accrued. In the event that the late charge is deemed to constitute interest and to exceed the maximum rate of interest allowable under applicable law, then the obligation to be fulfilled shall be reduced automatically to the extent necessary to prevent the effective rate of interest from exceeding the maximum legal rate.

     IN WITNESS WHEREOF, the undersigned has caused this Convertible Debenture to be executed as of the day and year first above written.



                              "POC"

                              PENN  OCTANE CORPORATION, a Delaware corporation



                              By:

                              Title: